Exhibit 99.1
JPMorgan Chase & Co.
270 Park Avenue, New York, NY 10017-2070
NYSE symbol: JPM

www.jpmorganchase.com

News release: IMMEDIATE RELEASE
JPMORGAN CHASE REPORTS RECORD FULL-YEAR 2007 NET INCOME OF $15.4 BILLION ON RECORD REVENUE OF $71.4 BILLION;

RECORD EARNINGS PER SHARE OF $4.38

COMPANY REPORTS FOURTH-QUARTER 2007 NET INCOME OF $3.0 BILLION AND EARNINGS PER SHARE OF $0.86

FULL-YEAR 2007 EPS FROM CONTINUING OPERATIONS UP 15%; FOURTH-QUARTER EPS FROM CONTINUING OPERATIONS DOWN 21%

CAPITAL REMAINED STRONG WITH TIER 1 CAPITAL OF $88.7 BILLION, OR 8.4% (estimated); CREDIT RESERVES FURTHER STRENGTHENED

•	Investment Bank fourth-quarter results declined significantly. Results included:
-	Markdowns of $1.3 billion (net of hedges) on subprime positions, including subprime CDOs
-	Weaker trading performance
-	Strong fourth-quarter investment banking fees, record full-year fees
•	Asset Management and Treasury & Securities Services generated record earnings and revenue for the fourth quarter and full year

•	Commercial Banking produced double-digit earnings growth on record revenue and Private Equity posted strong results in the fourth quarter
New York, January 16, 2008 — JPMorgan Chase & Co. (NYSE: JPM) today reported 2007 fourth-quarter income from continuing operations of $3.0 billion, or $0.86 per share, down 21% compared with $3.9 billion, or $1.09 per share, in the fourth quarter of 2006. For full-year 2007, income from continuing operations was a record $15.4 billion, or $4.38 per share, up 15% compared with $13.6 billion, or $3.82 per share, in 2006. Reported net income for the fourth quarter of 2007 was $3.0 billion, down from $4.5 billion in the prior year, which included a $622 million gain on the sale of selected corporate trust businesses in the fourth quarter of 2006 that is not included in continuing operations. Reported earnings per share of $0.86 declined from $1.26 per share in the fourth quarter of 2006.
Commenting on 2007 full-year and fourth-quarter results, Jamie Dimon, Chairman and Chief Executive Officer, said, “I am pleased with our company’s record results for the year, despite our mixed performance in the fourth quarter. Our lower quarterly results were affected by the Investment Bank’s markdowns in subprime-related positions and weaker trading. In addition, our consumer home equity and subprime loan portfolios performed worse than we expected.
“The diversified nature of our company helped offset areas of weakness. Asset Management, Treasury & Securities Services, Commercial Banking and Private Equity reported record or near-record revenue and earnings, while investment banking fees had strong growth in the quarter and were at record levels for the year. We also experienced organic growth across Retail Financial Services, with increases in deposits, checking accounts and mortgage originations.”

Investor Contact: Julia Bates (212) 270-7318	Media Contact: Joe Evangelisti (212) 270-7438

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Dimon further remarked, “It is gratifying that we were able to achieve record full-year results while still adding $2.3 billion to our credit reserves (which now total $10 billion); maintaining a strong 8.4% Tier 1 capital ratio; making important investments across the firm; and growing market share.”
Looking ahead to 2008, Dimon commented, “We remain extremely cautious as we enter 2008. If the economy weakens substantially from here — for which, as a company, we need to be prepared — it will negatively affect business volumes and drive credit costs higher. However, we feel well-positioned given the investments and actions we have taken over the past few years to improve our businesses’ operating margins, create a stronger systems infrastructure and build a fortress balance sheet. Regardless of the economic environment, with this solid foundation in place, we can continue to serve our clients well and build the business for the future.”
In the discussion below of the business segments and JPMorgan Chase, information is presented on a managed basis. Managed basis starts with GAAP results and includes the following adjustments: for Card Services and the firm as a whole, the impact of credit card securitizations is excluded, and for each line of business and the firm as a whole, net revenue is shown on a tax-equivalent basis. For more information about managed basis, as well as other non-GAAP financial measures used by management to evaluate the performance of each line of business, see Notes 1 and 2 (page 13).
The following discussion compares the fourth quarter of 2007 with the fourth quarter of 2006 unless otherwise noted.
INVESTMENT BANK (IB)

Results for IB				3Q07		4Q06
($ millions)	4Q07	3Q07	4Q06	$O/(U)	O/(U) %	$O/(U)	O/(U) %
Net Revenue	$3,172	$2,946	$4,860	$226	8%	($1,688)	(35)%
Provision for Credit Losses	200	227	63	(27)	(12)	137	217
Noninterest Expense	3,011	2,378	3,205	633	27	(194)	(6)
Net Income	$124	$296	$1,009	($172)	(58)%	($885)	(88)%

Discussion of Results:
Net income was $124 million, a decrease of $885 million, or 88%, compared with the prior year, reflecting lower net revenue and a higher provision for credit losses, partially offset by lower noninterest expense.
Net revenue was $3.2 billion, a decrease of $1.7 billion, or 35%, from the prior year. Investment banking fees were $1.7 billion, up 5% from the prior year, reflecting record advisory and equity underwriting fees, largely offset by lower debt underwriting fees. Advisory fees were $646 million, up 34%, and equity underwriting fees were $544 million, up 66%; both were driven by strong performance across all regions. Debt underwriting fees of $467 million declined 39%, reflecting lower loan syndication and bond underwriting fees, which were negatively affected by market conditions. Fixed Income Markets revenue was $615 million, down $1.4 billion, or 70%, from the prior year. The decrease was due to markdowns of $1.3 billion (net of hedges) on subprime positions, including subprime collateralized debt obligations (CDOs). Fixed Income Markets revenue also decreased due to markdowns in securitized products on non-subprime mortgages and losses in credit trading. These lower results were offset partially by strong revenue in rates and currencies and improved results in

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commodities compared with a weak prior-year quarter. Equity Markets revenue was $578 million, down 40% from the prior year, as weaker trading results were offset partially by strong client revenue across businesses. Fixed Income Markets and Equity Markets included a combined benefit of $277 million from the widening of the firm’s credit spread on certain structured liabilities, with an impact of $154 million and $123 million, respectively. Credit Portfolio revenue was $322 million, up 23% from the prior year, primarily due to higher trading revenue from hedging activities, partially offset by lower gains from loan workouts.
The provision for credit losses was $200 million, compared with $63 million in the prior year. The increase in the provision resulted from a higher allowance for credit losses, primarily related to loan portfolio growth. Net recoveries were $9 million, compared with net charge-offs of $10 million in the prior year. The allowance for loan losses to average loans retained was 1.93% for the current quarter, an increase from 1.73% in the prior year.
Average loans retained were $68.9 billion, an increase of $7.0 billion, or 11%, from the prior quarter. Average fair value and held-for-sale loans were $25.0 billion, up $7.7 billion, or 44%, from the prior quarter due to leveraged lending activity.
Noninterest expense was $3.0 billion, a decrease of $194 million, or 6%, from the prior year. The decrease was due primarily to lower performance-based compensation expense offset partially by higher transaction-related costs, reflecting increased volumes.
Highlights Include:
■
Ranked #2 in Global Equity and Equity-Related; #1 in Global Syndicated Loans; #4 in Global Announced M&A; #2 in Global Debt, Equity and Equity-Related; and #2 in Global Long-Term Debt, based upon volume, according to Thomson Financial for the year ended December 31, 2007.

■	Return on equity was 2% and 15% on $21.0 billion of allocated capital for the fourth quarter and full year 2007, respectively.
RETAIL FINANCIAL SERVICES (RFS)

Results for RFS				3Q07		4Q06
($ millions)	4Q07	3Q07	4Q06	$O/(U)	O/(U) %	$O/(U)	O/(U) %
Net Revenue	$4,815	$4,201	$3,728	$614	15%	$1,087	29%
Provision for Credit Losses	1,051	680	262	371	55	789	301
Noninterest Expense	2,540	2,469	2,291	71	3	249	11
Net Income	$752	$639	$718	$113	18%	$34	5%

Discussion of Results:
Net income was $752 million, an increase of $34 million, or 5%, from the prior year, as improved results in Mortgage Banking were offset largely by declines in Regional Banking and Auto Finance.
Net revenue was $4.8 billion, an increase of $1.1 billion, or 29%, from the prior year. Net interest income was $2.7 billion, up $125 million, or 5%, due to higher home equity loan balances, wider loan spreads and higher deposit balances. These benefits were offset partially by a shift to narrower-spread deposit products. Noninterest revenue was $2.1 billion, up $962 million, benefiting from a valuation adjustment of $499 million on the MSR asset; the absence of a prior-year $233 million loss related to $13.3 billion of mortgage loans transferred to held-

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for-sale; an increase in deposit-related fees; and increased mortgage loan servicing revenue. Noninterest revenue also benefited from the classification of certain mortgage loan origination costs as expense (loan origination costs previously netted against revenue commenced being recorded as an expense in the first quarter of 2007 due to the adoption of SFAS 159 (“Fair Value Option”)). These benefits were offset partially by the absence of prior-year gains on subprime mortgage loan sales and markdowns on the mortgage warehouse and pipeline in the current quarter.
The provision for credit losses was $1.1 billion, compared with $262 million in the prior year. The current-quarter provision includes an increase of $395 million in the allowance for loan losses related to home equity loans as continued weak housing prices have resulted in an increase in estimated losses for high loan-to-value loans. Home equity net charge-offs were $248 million (1.05% net charge-off rate), compared with $51 million (0.24% net charge-off rate) in the prior year. In addition, the current-quarter provision includes a $125 million increase in the allowance for loan losses related to subprime mortgage loans, reflecting an increase in estimated losses and growth in the portfolio. Subprime mortgage net charge-offs were $71 million (2.08% net charge-off rate), compared with $17 million (0.65% net charge-off rate) in the prior year.
Noninterest expense was $2.5 billion, an increase of $249 million, or 11%, from the prior year due to the classification of certain loan origination costs as expense due to the adoption of SFAS 159, higher mortgage production and servicing expense, and investments in the retail distribution network.
Regional Banking net income was $371 million, a decrease of $248 million, or 40%, from the prior year. Net revenue was $3.3 billion, up $396 million, or 14%, reflecting the absence of a prior-year $233 million loss related to $13.3 billion of mortgage loans transferred to held-for-sale. Net revenue also benefited from increased deposit-related fees, higher home equity loan balances, growth in deposits and wider loan spreads. These benefits were offset partially by a shift to narrower-spread deposit products. The provision for credit losses was $915 million, compared with $165 million in the prior year. The increase in the provision was due to the home equity and subprime mortgage portfolios (see Retail Financial Services discussion of the provision for credit losses for further detail). Noninterest expense was $1.8 billion, up $55 million, or 3%, from the prior year due to investments in the retail distribution network.
Highlights Include:
■	Checking accounts totaled 10.8 million, up 844,000, or 8%, from the prior year.
■	Average total deposits increased to $208.5 billion, up $7.8 billion, or 4%, from the prior year.
■	Average home equity loans of $94.0 billion increased from $84.2 billion in the prior year.
■	Business Banking loan originations were $1.7 billion, up 10% from the prior year. Average business banking loans were $15.1 billion, up 8% from the prior year.
■	Number of branches increased to 3,152, up 73 from the prior year.
■	Branch sales of credit cards increased 34% from the prior year.
■	Branch sales of investment products were flat compared with the prior year.
■	Overhead ratio (excluding amortization of core deposit intangibles) decreased to 51% from 55% in the prior year.

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Mortgage Banking net income was $332 million, compared with $34 million in the prior year. Net revenue was $1.1 billion, up $649 million. Net revenue comprises production revenue and net mortgage servicing revenue. Production revenue was $321 million, up $106 million, benefiting from an increase in mortgage loan originations and the classification of certain loan origination costs as expense (loan origination costs previously netted against revenue commenced being recorded as an expense in the first quarter of 2007 due to the adoption of SFAS 159). These benefits were offset partially by the absence of prior-year gains on subprime mortgage loan sales and markdowns on the mortgage warehouse and pipeline in the current quarter. Net mortgage servicing revenue, which includes loan servicing revenue, MSR risk management results and other changes in fair value, was $738 million, compared with $195 million in the prior year. Loan servicing revenue of $665 million increased by $67 million on growth of 17% in third-party loans serviced. MSR risk management revenue of $466 million improved $497 million from the prior year, reflecting a $499 million valuation adjustment to the MSR asset due to a decrease in estimated future mortgage prepayments, which positively affected the fair value of the MSR asset. Other changes in fair value of the MSR asset were negative $393 million compared with negative $372 million in the prior year. Noninterest expense was $518 million, an increase of $164 million, or 46%. The increase reflected the classification of certain loan origination costs due to the adoption of SFAS 159, higher servicing costs due to increased delinquencies and defaults, and higher production expense due in part to growth in originations.
Highlights Include:
■	Mortgage loan originations were $40.0 billion, up 34% from the prior year and 2% from the prior quarter.
■	Total third-party mortgage loans serviced were $614.7 billion, an increase of $88.0 billion, or 17%, from the prior year.
Auto Finance net income was $49 million, a decrease of $16 million, or 25%, from the prior year. Net revenue was $450 million, up $39 million, or 9%, reflecting higher automobile operating lease revenue. The provision for credit losses was $133 million, up $36 million, reflecting an increase in estimated losses. The net charge-off rate was 1.27% compared with 0.75% in the prior year. Noninterest expense of $237 million increased by $30 million, or 14%, driven by increased depreciation expense on owned automobiles subject to operating leases.
Highlights Include:
■	Auto loan originations were $5.6 billion, up 12% from the prior year.
■	Average loan receivables were $41.1 billion, up 6% from the prior year.

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CARD SERVICES (CS)

Results for CS				3Q07		4Q06
($ millions)	4Q07	3Q07	4Q06	$O/(U)	O/(U) %	$O/(U)	O/(U) %
Net Revenue	$3,971	$3,867	$3,750	$104	3%	$221	6%
Provision for Credit Losses	1,788	1,363	1,281	425	31	507	40
Noninterest Expense	1,223	1,262	1,341	(39)	(3)	(118)	(9)
Net Income	$609	$786	$719	($177)	(23)%	($110)	(15)%

Discussion of Results:
Net income was $609 million, a decrease of $110 million, or 15%, from the prior year. The decrease was driven by an increase in the provision for credit losses offset primarily by higher net managed revenue and lower noninterest expense.
End-of-period managed loans of $157.1 billion increased by $4.2 billion, or 3%, from the prior year and $8.0 billion, or 5%, from the prior quarter. Average managed loans of $151.7 billion increased $4.4 billion, or 3%, from the prior year and $3.1 billion, or 2%, from the prior quarter. The increases in both end-of-period and average managed loans resulted from organic growth.
Net managed revenue was $4.0 billion, an increase of $221 million, or 6%, from the prior year. Net interest income was $3.1 billion, up $195 million, or 7%, from the prior year. The increase in net interest income was driven by a higher level of fees, a wider loan spread and higher average loan balances. These benefits were offset partially by the discontinuation of certain billing practices (including the elimination of certain over-limit fees and the two-cycle billing method for calculating finance charges beginning in the second quarter of 2007) and the effect of higher revenue reversals associated with higher charge-offs. Noninterest revenue was $834 million, an increase of $26 million, or 3%, from the prior year. The increase was due primarily to higher net interchange income on growth in charge volume. Charge volume growth of 2% reflected an 8% increase in sales volume, offset primarily by a lower level of balance transfers, the result of more targeted marketing efforts.
The managed provision for credit losses was $1.8 billion, an increase of $507 million, or 40%, from the prior year, due to an increase of $300 million in the allowance for loan losses and a higher level of charge-offs. The managed net charge-off rate for the quarter was 3.89%, up from 3.45% in the prior year and 3.64% in the prior quarter. The 30-day managed delinquency rate was 3.48%, up from 3.13% in the prior year and 3.25% in the prior quarter.

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Noninterest expense was $1.2 billion, a decrease of $118 million, or 9%, compared with the prior year, primarily due to lower marketing expense.
Highlights Include:
■	Return on equity was 17%, down from 20% in the prior year.
■	Pretax income to average managed loans (ROO) was 2.51%, down from 3.04% in the prior year and 3.31% in the prior quarter.
■	Net interest income as a percentage of average managed loans was 8.20%, up from 7.92% in the prior year, but down from 8.29% in the prior quarter.
■	Net accounts of 5.3 million were opened during the quarter.
■	Charge volume was $95.5 billion, an increase of $2.1 billion, or 2%, from the prior year, driven by sales volume growth of 8%.
■	Merchant processing volume was $194.4 billion, an increase of $16.5 billion, or 9%, and total transactions were 5.4 billion, an increase of 438 million, or 9%, from the prior year.
COMMERCIAL BANKING (CB)

Results for CB				3Q07		4Q06
($ millions)	4Q07	3Q07	4Q06	$O/(U)	O/(U) %	$O/(U)	O/(U) %
Net Revenue	$1,084	$1,009	$1,018	$75	7%	$66	6%
Provision for Credit Losses	105	112	111	(7)	(6)	(6)	(5)
Noninterest Expense	504	473	485	31	7	19	4
Net Income	$288	$258	$256	$30	12%	$32	13%

Discussion of Results:
Net income was $288 million, an increase of $32 million, or 13%, from the prior year driven by record net revenue, partially offset by higher noninterest expense.
Net revenue was $1.1 billion, an increase of $66 million, or 6%, from the prior year. Net interest income was $758 million, up $50 million, or 7%. The increase was driven by double-digit growth in liability and loan balances, primarily offset by a continued shift to narrower-spread liability products and spread compression in the loan and liability portfolios. Noninterest revenue was $326 million, up $16 million, or 5%, due to higher deposit-related fees, largely offset by lower investment banking revenue.
Middle Market Banking revenue was $695 million, an increase of $34 million, or 5%, from the prior year. Mid-Corporate Banking revenue was $239 million, an increase of $41 million, or 21%. Real Estate Banking revenue was $102 million, a decrease of $18 million, or 15%.
The provision for credit losses was $105 million, compared with $111 million in the prior year. The current-quarter provision largely reflects portfolio activity and growth in loan balances. The allowance for loan losses to average loans retained was 2.66% for the current quarter, which decreased from 2.67% in both the prior year and prior quarter. Nonperforming loans were $146 million, up 21% from the prior year and 9% from the prior quarter. The net charge-off rate was 0.21% in the current quarter, compared with 0.11% in the prior year and 0.13% in the prior quarter.

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Noninterest expense was $504 million, an increase of $19 million, or 4%, from the prior year due to increases in both compensation and volume-related expense.
Highlights Include:
■	Overhead ratio was 46%, an improvement from 48% in the prior year.
■	Average loan balances were $65.5 billion, up $7.9 billion, or 14%, from the prior year and up $4.3 billion, or 7%, from the prior quarter.
■	Average liability balances were $96.7 billion, up $17.7 billion, or 22%, from the prior year and up $8.6 billion, or 10%, from the prior quarter.
TREASURY & SECURITIES SERVICES (TSS)

Results for TSS				3Q07		4Q06
($ millions)	4Q07	3Q07	4Q06	$O/(U)	O/(U) %	$O/(U)	O/(U) %
Net Revenue	$1,930	$1,748	$1,537	$182	10%	$393	26%
Provision for Credit Losses	4	9	(2)	(5)	(56)	6	NM
Noninterest Expense	1,222	1,134	1,104	88	8	118	11
Net Income	$422	$360	$256	$62	17%	$166	65%

Discussion of Results:
Net income was a record $422 million, an increase of $166 million, or 65%, from the prior year, driven by record net revenue, partially offset by higher noninterest expense.
Net revenue was $1.9 billion, an increase of $393 million, or 26%, from the prior year. Worldwide Securities Services net revenue of $1.1 billion was up $269 million, or 32%. The growth was driven by increased product usage by new and existing clients, wider spreads in securities lending driven by recent market conditions and market appreciation. These benefits were offset partially by spread compression on liability products. The current quarter also benefited from seasonally strong depositary receipts activity. Treasury Services net revenue was $824 million, an increase of $124 million, or 18%, from the prior year. This increase reflected wider market-driven spreads on higher liability balances and growth in electronic transaction volumes. TSS firmwide net revenue, which includes Treasury Services net revenue recorded in other lines of business, grew to $2.6 billion, up $466 million, or 21%. Treasury Services firmwide net revenue grew to $1.5 billion, up $197 million, or 15%.
Noninterest expense was $1.2 billion, an increase of $118 million, or 11%, from the prior year, reflecting higher expense related to business and volume growth, as well as investment in new product platforms.
Highlights Include:
■	TSS pretax margin(2) was 35%, up from 33% in the prior quarter and 26% in the prior year.
■	Average liability balances were $250.6 billion, up 30% from the prior year.
■	Assets under custody increased to $15.9 trillion, up 15% from the prior year.

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■	New product launches and client relationships included:
-	Launched JPMorgan CustodyConnect, which enables financial institutions to expand their custody offering in local and regional markets, and named OJSC Swedbank as its first client;
-	Selected by the State of Michigan Department of Treasury Bureau of Investments to perform portfolio administration and performance reporting for their alternative private equity investments;
-	Named depositary receipt bank for several large global programs, including Sanofi-Aventis, the largest ADR program in France; and Grupo Clarín, Argentina’s largest media company; and
-
Selected by Computershare to assist in a major acquisition by Rio Tinto, by providing cash management and access to JPMorgan’s short-term investment and industry-leading U.S. dollar clearing capabilities.

ASSET MANAGEMENT (AM)

Results for AM				3Q07		4Q06
($ millions)	4Q07	3Q07	4Q06	$O/(U)	O/(U) %	$O/(U)	O/(U) %
Net Revenue	$2,389	$2,205	$1,947	$184	8%	$442	23%
Provision for Credit Losses	(1)	3	14	(4)	NM	(15)	NM
Noninterest Expense	1,559	1,366	1,284	193	14	275	21
Net Income	$527	$521	$407	$6	1%	$120	29%

Discussion of Results:
Net income was a record $527 million, an increase of $120 million, or 29%, from the prior year. Results benefited from record net revenue offset primarily by higher noninterest expense.
Net revenue was $2.4 billion, an increase of $442 million, or 23%, from the prior year. Noninterest revenue, primarily fees and commissions, was $2.1 billion, up $359 million, or 21%, largely due to increased assets under management and higher performance fees. Net interest income was $329 million, up $83 million, or 34%, from the prior year, primarily due to higher deposit and loan balances.
Institutional revenue grew 21%, to $754 million, due to net asset inflows and performance fees. Private Bank revenue grew 35%, to $713 million, due to higher asset management and performance fees and increased deposit and loan balances. Retail revenue grew 18%, to $640 million, primarily due to market appreciation and net asset inflows. Private Client Services revenue grew 11%, to $282 million, reflecting higher deposit balances and growth in assets under management.
Assets under supervision were $1.6 trillion, an increase of $225 billion, or 17%, from the prior year. Assets under management were $1.2 trillion, up 18%, or $180 billion, from the prior year. The increase was the result of net asset inflows into liquidity and alternative products, and market appreciation across all segments. Custody, brokerage, administration and deposit balances were $379 billion, up $45 billion.
The provision for credit losses was a benefit of $1 million, compared with an expense of $14 million in the prior year.

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Noninterest expense was $1.6 billion, an increase of $275 million, or 21%, from the prior year. The increase was due primarily to higher performance-based compensation expense.
Highlights Include:
■	Pretax margin(2) was 35%, up from 33% in the prior year.
■	Assets under management were $1.2 trillion, up 18%, or $180 billion, from the prior year, including growth of 21%, or $21 billion, in alternative assets.
■	Assets under management net inflows were $33 billion for the fourth quarter of 2007, and $115 billion for the past 12-month period.
■	Assets under management that ranked in the top two quartiles for investment performance were 76% over five years, 75% over three years and 57% over one year.
■	Customer assets in 4 and 5 Star rated funds were 55%.
■	Average loans of $32.6 billion were up $3.7 billion, or 13%, from the prior year.
■	Average deposits of $64.6 billion were up $13.3 billion, or 26%, from the prior year.
CORPORATE

Results for Corporate				3Q07		4Q06
($ millions)	4Q07	3Q07	4Q06	$ O/(U)	O/(U) %	$ O/(U)	O/(U) %
Net Revenue	$914	$1,001	$194	($87)	(9)%	$720	371%
Provision for Credit Losses	14	(31)	(2)	45	NM	16	NM
Noninterest Expense	661	245	175	416	170	486	278
Income from Continuing Operations	249	513	541	(264)	(51)	(292)	(54)
Income from Discontinued Operations (after-tax)(a)	—	—	620	—	—	(620)	NM
Net Income	$249	$513	$1,161	($264)	(51)%	($912)	(79)%

(a) Discontinued operations include the income statement activity of selected corporate trust businesses sold to The Bank of New York on October 1, 2006. Prior to the second quarter of 2006, these corporate trust businesses were reported in Treasury & Securities Services.
Discussion of Results:(see note (a) above)
Net income was $249 million, a decrease of $912 million, or 79%, from the prior year. Results reflect the absence of a prior-year $622 million after-tax gain related to the sale of selected corporate trust businesses and the absence of a prior-year benefit of $359 million for tax audit resolutions.
Net income for Private Equity was $356 million, compared with $136 million in the prior year. Net revenue was $688 million, an increase of $438 million. The increase was driven by Private Equity gains of $712 million, compared with $287 million, reflecting a higher level of gains and the change in classification of carried interest to compensation expense. Noninterest expense was $133 million, an increase of $94 million from the prior year. The increase was driven by higher compensation expense reflecting the change in the classification of carried interest.

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Net loss for Treasury and Other Corporate was $107 million, compared with net income of $405 million in the prior year. Treasury and Other Corporate net revenue was $226 million, an increase of $282 million. Noninterest expense was $528 million, an increase of $392 million from the prior year. The increase reflected higher net litigation expense driven by credit card-related litigation and the absence of prior-year insurance recoveries related to certain material litigation.
Highlights Include:
■
Private Equity portfolio was $7.2 billion, up from $6.1 billion in the prior year and $6.6 billion in the prior quarter. The portfolio represented 9.2% of stockholders’ equity less goodwill, up from 8.6% in the prior year and 8.8% in the prior quarter.

JPMORGAN CHASE (JPM)(a)

RESULTS FOR JPM				3Q07		4Q06
($ millions)	4Q07	3Q07	4Q06	$ O/(U)	O/(U) %	$ O/(U)	O/(U) %
Net Revenue(a)	$18,275	$16,977	$17,034	$1,298	8%	$1,241	7%
Provision for Credit Losses(a)	3,161	2,363	1,727	798	34	1,434	83
Noninterest Expense	10,720	9,327	9,885	1,393	15	835	8
Income from Continuing Operations	2,971	3,373	3,906	(402)	(12)	(935)	(24)
Income from Discontinued Operations (after-tax)(b)	—	—	620	—	—	(620)	NM
Net Income	$2,971	$3,373	$4,526	($402)	(12)%	($1,555)	(34)%

(a) Presented on a managed basis; see Note 1 (Page 13) for further explanation of managed basis. Net revenue on a GAAP basis was $17,384 million, $16,112 million and $16,193 million for the fourth quarter of 2007, third quarter of 2007 and fourth quarter of 2006, respectively.
(b) Discontinued operations include the income statement activity of selected corporate trust businesses sold to The Bank of New York on October 1, 2006. Prior to the second quarter of 2006, these corporate trust businesses were reported in Treasury & Securities Services.
Discussion of Results:
Net income was $3.0 billion, down $1.6 billion from the prior year. The decrease in earnings was driven by a higher provision for credit losses and increased noninterest expense, primarily offset by growth in net managed revenue.
Net managed revenue was $18.3 billion, up $1.2 billion, or 7%, from the prior year. Noninterest revenue of $9.5 billion was down $512 million, or 5%, due to lower principal transactions revenue, which reflected significantly lower trading results driven by markdowns on subprime positions, including subprime collateralized debt obligations (CDOs). The decrease was offset primarily by higher mortgage-related revenue, driven by a valuation adjustment to the MSR asset; and an increase in asset management, administration and commissions revenue, reflecting growth in assets under management and higher brokerage commissions. Additional offsets to the lower level of noninterest revenue included an increase in private equity gains and higher lending and deposit-related fees. Net interest income was $8.8 billion, up $1.8 billion, or 25%, due to higher trading-related net interest income and growth in liability and deposit balances in the wholesale and consumer businesses. These increases were offset partially by a shift to narrower-spread deposit products.

JPMorgan Chase & Co.
News Release
The managed provision for credit losses was $3.2 billion, up $1.4 billion, or 83%, from the prior year. The wholesale provision for credit losses was $308 million, compared with $184 million in the prior year, reflecting an increase in the allowance for credit losses, primarily related to portfolio growth. Wholesale net charge-offs were $25 million, compared with net charge-offs of $28 million, resulting in a net charge-off rate of 0.05% and 0.07%, respectively. The total consumer-managed provision for credit losses was $2.9 billion, compared with $1.5 billion in the prior year, reflecting increases in the allowance for credit losses largely related to home equity, credit card and subprime mortgage loans, and higher net charge-offs. Consumer-managed net charge-offs were $2.0 billion, compared with $1.5 billion, resulting in a managed net charge-off rate of 2.22% and 1.76%, respectively. The firm had total nonperforming assets of $4.2 billion at December 31, 2007, up $1.9 billion, or 81%, from the prior-year level of $2.3 billion.
Noninterest expense was $10.7 billion, up $835 million, or 8%, from the prior year. Expense growth was driven by higher compensation expense and increased net litigation expense.
Highlights Include:
■	Tier 1 capital ratio was 8.4% at December 31, 2007 (estimated), 8.4% at September 30, 2007, and 8.7% at December 31, 2006.
■	During the quarter, $163 million of common stock was repurchased, reflecting 3.6 million shares purchased at an average price of $45.29 per share.
■	Headcount of 180,667 increased by 6,307 since December 31, 2006.

JPMorgan Chase & Co.
News Release
Other financial information
•
Merger savings and cost: For the quarter ended December 31, 2007, approximately $750 million of merger savings have been realized, an annualized rate of $3.0 billion. Merger costs of $22 million were expensed during the fourth quarter of 2007 and the total amount of merger costs incurred were $3.6 billion (including costs associated with the Bank of New York transaction and capitalized costs) since the beginning of 2004.

Notes:
1. In addition to analyzing the firm’s results on a reported basis, management analyzes the firm’s and the lines of business’ results on a managed basis, which is a non-GAAP financial measure. The firm’s definition of managed basis starts with the reported U.S. GAAP results and includes the following adjustments: First, for Card Services and the firm, managed basis excludes the impact of credit card securitizations on total net revenue, the provision for credit losses, net charge-offs and loan receivables. The presentation of Card Services results on a managed basis assumes that credit card loans that have been securitized and sold in accordance with SFAS 140 still remain on the balance sheet and that the earnings on the securitized loans are classified in the same manner as the earnings on retained loans recorded on the balance sheet. JPMorgan Chase uses the concept of managed basis to evaluate the credit performance and overall financial performance of the entire managed credit card portfolio. Operations are funded and decisions are made about allocating resources, such as employees and capital, based upon managed financial information. In addition, the same underwriting standards and ongoing risk monitoring are used for both loans on the balance sheet and securitized loans. Although securitizations result in the sale of credit card receivables to a trust, JPMorgan Chase retains the ongoing customer relationships, as the customers may continue to use their credit cards; accordingly, the customer’s credit performance will affect both the securitized loans and the loans retained on the balance sheet. JPMorgan Chase believes managed basis information is useful to investors, enabling them to understand both the credit risks associated with the loans reported on the balance sheet and the firm’s retained interests in securitized loans. Second, managed revenue (noninterest revenue and net interest income) for each of the segments and the firm is presented on a tax-equivalent basis. Accordingly, revenue from tax-exempt securities and investments that receive tax credits is presented in the managed results on a basis comparable to taxable securities and investments. This methodology allows management to assess the comparability of revenue arising from both taxable and tax-exempt sources. The corresponding income tax impact related to these items is recorded within income tax expense. See page 6 of JPMorgan Chase’s Earnings Release Financial Supplement (fourth quarter of 2007) for a reconciliation of JPMorgan Chase’s income statement from a reported to managed basis.
2. Pretax margin represents income before income tax expense divided by total net revenue, which is, in management’s view, a comprehensive measure of pretax performance derived by measuring earnings after all costs are taken into consideration. It is, therefore, another basis that management uses to evaluate the performance of TSS and AM against the performance of competitors.

JPMorgan Chase & Co.
News Release
JPMorgan Chase & Co. (NYSE: JPM) is a leading global financial services firm with assets of $1.6 trillion and operations in more than 50 countries. The firm is a leader in investment banking, financial services for consumers, small business and commercial banking, financial transaction processing, asset management, and private equity. A component of the Dow Jones Industrial Average, JPMorgan Chase serves millions of consumers in the United States and many of the world’s most prominent corporate, institutional and government clients under its JPMorgan and Chase brands. Information about the firm is available at www.jpmorganchase.com.
JPMorgan Chase will host a conference call today at 9:00 a.m. (Eastern Time) to review fourth-quarter financial results. Investors can call (888) 710-4015 (domestic) / (913) 981-5579 (international), or listen via live audio webcast. The live audio webcast and presentation slides will be available on www.jpmorganchase.com under Investor Relations, Investor Presentations. A replay of the conference call will be available beginning at 12:00 p.m. (Eastern Time) on January 16, 2007, through midnight, Wednesday, January 31, 2008 (Eastern Time), at (888) 203-1112 (domestic) or (719) 457-0820 (international) with the access code 3897724. The replay also will be available on www.jpmorganchase.com. Additional detailed financial, statistical and business-related information is included in a financial supplement. The earnings release and the financial supplement are available on the JPMorgan Chase Internet site www.jpmorganchase.com.
This earnings release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are based upon the current beliefs and expectations of JPMorgan Chase’s management and are subject to significant risks and uncertainties. Actual results may differ from those set forth in the forward-looking statements. Factors that could cause JPMorgan Chase’s results to differ materially from those described in the forward-looking statements can be found in the firm’s Quarterly Reports on Form 10-Q for the quarters ended September 30, 2007, June 30, 2007, and March 31, 2007, and in the Annual Report on Form 10-K for the year ended December 31, 2006 (as amended), filed with the Securities and Exchange Commission and available at the Securities and Exchange Commission’s Internet site (http://www.sec.gov).

JPMORGAN CHASE & CO.
CONSOLIDATED FINANCIAL HIGHLIGHTS
(in millions, except per share, ratio and headcount data)

	QUARTERLY TRENDS								FULL YEAR
							4Q07 Change						2007 Change
	4Q07		3Q07		4Q06		3Q07	4Q06	2007		2006		2006
SELECTED INCOME STATEMENT DATA
Total Net Revenue (a)	$17,384		$16,112		$16,193		8%	7%	$71,372		$61,999		15%
Provision for Credit Losses	2,542		1,785		1,134		42	124	6,864		3,270		110
Total Noninterest Expense	10,720		9,327		9,885		15	8	41,703		38,843		7

Income from Continuing Operations (after-tax)	2,971		3,373		3,906		(12)	(24)	15,365		13,649		13
Income from Discontinued Operations (b)	–		–		620		–	NM	–		795		NM
Net Income	2,971		3,373		4,526		(12)	(34)	15,365		14,444		6

PER COMMON SHARE:
Basic Earnings
Income from Continuing Operations	$0.88		$1.00		$1.13		(12)	(22)	$4.51		$3.93		15
Net Income	0.88		1.00		1.31		(12)	(33)	4.51		4.16		8

Diluted Earnings
Income from Continuing Operations	$0.86		$0.97		$1.09		(11)	(21)	$4.38		$3.82		15
Net Income	0.86		0.97		1.26		(11)	(32)	4.38		4.04		8

Cash Dividends Declared	0.38		0.38		0.34		–	12	1.48		1.36		9
Book Value	36.59		35.72		33.45		2	9	36.59		33.45		9
Closing Share Price	43.65		45.82		48.30		(5)	(10)	43.65		48.30		(10)
Market Capitalization	146,986		153,901		167,199		(4)	(12)	146,986		167,199		(12)

COMMON SHARES OUTSTANDING:
Weighted-Average Diluted Shares Outstanding	3,471.8	#	3,477.7	#	3,578.6	#	–	(3)	3,507.6	#	3,573.9	#	(2)
Common Shares Outstanding at Period-end	3,367.4		3,358.8		3,461.7		–	(3)	3,367.4		3,461.7		(3)

FINANCIAL RATIOS: (c)
Income from Continuing Operations:
Return on Common Equity (“ROE”)	10%		11%		14%				13%		12%
Return on Equity-Goodwill (“ROE-GW”) (d)	15		18		22				21		20
Return on Assets (“ROA”) (e)	0.77		0.91		1.14				1.06		1.04
Net Income:
ROE	10		11		16				13		13
ROE-GW (d)	15		18		26				21		22
ROA	0.77		0.91		1.32				1.06		1.10

CAPITAL RATIOS:
Tier 1 Capital Ratio	8.4	(g)	8.4		8.7
Total Capital Ratio	12.6	(g)	12.5		12.3

SELECTED BALANCE SHEET DATA (Period-end)
Total Assets	$1,562,147		$1,479,575		$1,351,520		6	16	$1,562,147		$1,351,520		16
Wholesale Loans	213,076		197,728		183,742		8	16	213,076		183,742		16
Consumer Loans	306,298		288,592		299,385		6	2	306,298		299,385		2
Deposits	740,728		678,091		638,788		9	16	740,728		638,788		16
Common Stockholders’ Equity	123,221		119,978		115,790		3	6	123,221		115,790		6

Headcount	180,667	#	179,847	#	174,360	#	–	4	180,667	#	174,360	#	4

LINE OF BUSINESS NET INCOME
Investment Bank	$124		$296		$1,009		(58)	(88)	$3,139		$3,674		(15)
Retail Financial Services	752		639		718		18	5	3,035		3,213		(6)
Card Services	609		786		719		(23)	(15)	2,919		3,206		(9)
Commercial Banking	288		258		256		12	13	1,134		1,010		12
Treasury & Securities Services	422		360		256		17	65	1,397		1,090		28
Asset Management	527		521		407		1	29	1,966		1,409		40
Corporate (f)	249		513		1,161		(51)	(79)	1,775		842		111

Net Income	$2,971		$3,373		$4,526		(12)	(34)	$15,365		$14,444		6

(a)	The Firm adopted SFAS 157 in the first quarter of 2007. For additional information, see Note 3 of the Firm’s September 30, 2007, Form 10-Q.

(b)	On October 1, 2006, the Firm completed the exchange of selected corporate trust businesses for the consumer, business banking and middle-market banking businesses of The Bank of New York. The results of operations of these corporate trust businesses are reported as discontinued operations for each 2006 period.

(c)	Quarterly ratios are based upon annualized amounts.

(d)	Income from continuing operations and Net income applicable to common stock divided by total average common equity (net of goodwill). The Firm uses return on equity less goodwill, a non-GAAP financial measure, to evaluate the operating performance of the Firm. The Firm also utilizes this measure to facilitate comparisons to competitors.

(e)	Income from continuing operations divided by Total average assets less average assets of discontinued operations held-for-sale.

(f)	Included the after-tax impact of discontinued operations, material litigation actions, tax audit benefits and merger costs.

(g)	Estimated.